Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Tongli Pharmaceuticals (USA), Inc. (the “Company”) on Form S-8 (No. 333-163633), of our report, dated June 28, 2010, relating to the consolidated financial statements of the Company which appear in this Form 10-K.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

June 29, 2010